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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): March 8, 2007


                                    PPOL,INC.
             (Exact name of registrant as specified in its charter)


      CALIFORNIA                   000-50065                  95-4436774
State or other jurisdiction       (Commission              (I.R.S. Employer
     of organization)             File Number)           Identification Number)


            1 City Boulevard West, Suite 820                   92868
                   Orange, California                        (Zip Code)
        (Address of principal executive offices)

       Registrant's telephone number, including area code: (714) 937-3211


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 8.01         OTHER EVENTS.

On February 16, 2007, the board of directors (the "Board") of PPOL, Inc. (the "Company") unanimously voted to authorize the spin-off of all of its shares of AJOL Co., Ltd. ("AJOL"), the Company's wholly-owned subsidiary, to the Company's shareholders. The Company will distribute the AJOL shares, pro rata, among the Company's shareholder's as of a record date to be determined by the Board. PPOL shareholders will receive cash in lieu of fractionalized shares for amounts of less than one (1) AJOL share, at such fair market value as the Board shall determine as of the record date.

Following the spin-off, the Company will be divested of AJOL, which will become a stand-alone Japanese company owned directly by the Company's shareholders, pro rata. Following the spin-off, the Company intends to remain in existence as a United States public reporting shell company, and will seek, if available, appropriate business opportunities, combinations and transactions. The spin-off, together with the one (1) for one hundred (100) reverse stock split (discussed below), will allow AJOL to obtain foreign private issuer status in the United States and seek suspension of any Securities and Exchange Commission reporting obligations to which it may be subject following the spin-off.

The Board believes the spin-off of AJOL is appropriate given the fact that AJOL's business is conducted exclusively in Japan, that there is relatively little or no interest in the Company and its common stock in the United States, that currently a majority of the Company's shareholders reside in Japan, and that following the one (1) for one hundred (100) reverse stock split (discussed below), a substantial majority of the Company's shareholders will reside in Japan. The Board also believes that the spin-off will provide shareholders with a greater opportunity to maximize the value of their shares in the Company.

The spin-off was approved by the written consents of the holders of a majority of the outstanding shares of common stock of the Company, dated March 8, 2007.

On February 16, 2007, the Board also unanimously voted to authorize a one (1) for one hundred (100) reverse stock split (the "Reverse Split") of the Company's presently issued and outstanding shares of common stock, and to provide for the payment of cash in lieu of fractionalized shares otherwise issuable in connection with the Reverse Split. The Board believes that the Reverse Split in the best interests of the shareholders inasmuch as the Reverse Split would provide shareholders owning less than one hundred (100) shares of common stock of the Company (the "Odd-Lot Holders") the benefit of liquidating their relatively small odd-lot holdings for market value without brokers' commissions. The Board believes that this would be particularly beneficial to the Odd-Lot Holders given the limited market for and trading in the Company's common stock. The Odd-Lot Holders own less than one percent (1%) of the Company's outstanding common stock. The Reverse Split will allow the Company to purchase and acquire the common stock of approximately 1,088 holders of record of the Company, all of whom reside in the United States and each of whom owns less than one hundred
(100) shares of common stock in the Company. The Reverse Split will also save the Company administrative and related costs of sending proxy statements, annual reports, quarterly reports and other communications to the Company's affected shareholders. The Company also believes that the Reverse Split will facilitate and allow for the benefits of the spin-off discussed above.

Attached as Exhibit 3.3 to this Current Report on Form 8-K is a copy of the Company's Certificate of Amendment of Articles of Incorporation, effectuating the Reverse Split.

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Finally, on February 16, 2007, the Board unanimously voted to authorize an amendment to the Company's By-laws to provide for certificateless/electronic book entry ownership of stock in the Company, such that the Company will not issue stock certificates to evidence the ownership thereof, but that information sufficient to identify ownership in the Company will be entered in electronic form in the books of the Company maintained by its transfer agent. The Company will adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates. The conversion to certificateless ownership will be facilitated by the Company's stock transfer agent, U.S. Stock Transfer Corporation.

Attached as Exhibit 3.4 to this Current Report on Form 8-K is a copy of the Company's Amendment to By-laws, effectuating certificateless ownership in the Company.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

         (d)      Exhibits

                  3.3      Certificate of Amendment of Articles of Incorporation
                  3.4      Amendment to By-laws


                                      * * *


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 8, 2007

                                     PPOL, Inc.


                                     By: /S/ Richard H. Izumi
                                         -------------------------------------
                                         Richard H. Izumi
                                         Chief Financial Officer and Secretary